EXHIBIT 95

MINE SAFETY VIOLATIONS AND OTHER LEGAL MATTER DISCLOSURES

PURSUANT TO SECTION 1503(a) OF THE DODD-FRANK WALL STREET

REFORM AND CONSUMER PROTECTION ACT

PacifiCorp and its subsidiaries operate coal mines and coal processing facilities and Acme Brick and its affiliates operate clay, shale and limestone excavation facilities (collectively, the “mining facilities”) that are regulated by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Safety Act”). MSHA inspects mining facilities on a regular basis. The total number of reportable Mine Safety Act citations, orders, assessments and legal actions for the year ended December 31, 2014 are summarized in the table below and are subject to contest and appeal. The severity and assessment of penalties may be reduced or, in some cases, dismissed through the contest and appeal process. Amounts are reported regardless of whether PacifiCorp or Acme has challenged or appealed the matter. Coal, clay and other reserves that are not yet mined and mines that are closed or idled are not included in the information below as no reportable events occurred at those locations during the year ended December 31, 2014. PacifiCorp and Acme have not received any notice of a pattern, or notice of the potential to have a pattern, of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Safety Act during the year ended December 31, 2014.

	Mine Safety Act					Total Value of Proposed MSHA Assessments (in thousands)	Total Number of Mining Related Fatalities	Legal Actions
Mining Facilities	Section 104 Significant and Substantial Citations(1)	Section 104(b) Orders(2)	Section 104(d) Citations/ Orders(3)	Section 110(b)(2) Violations(4)	Section 107(a) Imminent Danger Orders(5)			Pending as of Last Day of Period(6)	Instituted During Period	Resolved During Period
Coal:
Deer Creek	12	—	—	—	—	$38	—	4	5	10
Bridger (surface)	3	—	2	—	—	8	—	3	3	4
Bridger (underground)	47	—	2	—	1	219	—	11	19	19
Cottonwood Preparatory Plant	—	—	—	—	—	—	—	—	—	—
Wyodak Coal Crushing Facility	—	—	—	—	—	—	—	—	—	—
Clay, shale and limestone:
Minnesota	—	—	—	—	—	—	—	—	—	—
Malvern	1	—	—	—	—	—	—	—	—	—
Wheeler	—	—	—	—	—	—	—	—	—	—
Eureka	—	—	—	—	—	—	—	—	—	—
Fort Smith	—	—	—	—	—	—	—	—	—	—
Kanopolis	—	—	—	—	—	—	—	—	—	—
Oklahoma City	—	—	—	—	—	—	—	—	—	—
Tulsa	—	—	—	—	—	—	—	—	—	—
Denver	—	—	—	—	—	—	—	—	—	—
Bennett	—	—	—	—	—	—	—	—	—	—
Denton	—	—	—	—	—	—	—	—	—	—
Elgin	—	—	—	—	—	—	—	—	—	—
McQueeney	—	—	—	—	—	—	—	—	—	—
Garrison	—	—	—	—	—	—	—	—	—	—
Sealy	—	—	—	—	—	—	—	—	—	—
Texas Clay	—	—	—	—	—	—	—	—	—	—
Leeds	—	—	—	—	—	—	—	—	—	—
Montgomery	—	—	—	—	—	—	—	—	—	—
Lueders	2	—	—	—	—	—	—	—	—	—
Cordova	—	—	—	—	—	—	—	—	—	—

(1)	Citations for alleged violations of mandatory health and safety standards that could significantly or substantially contribute to the cause and effect of a safety or health hazard under Section 104 of the Mine Safety Act.
(2)	For alleged failure to totally abate the subject matter of a Mine Safety Act Section 104(a) citation within the period specified in the citation.
(3)	For alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mandatory health or safety standard.
(4)	For alleged flagrant violations (i.e., reckless or repeated failure to make reasonable efforts to eliminate a known violation of a mandatory health or safety standard that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury).
(5)	For the existence of any condition or practice in a coal or other mine which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated. The imminent danger order under Section 107(a) of the Mine Safety Act at Bridger underground mine was reconsidered and subsequently vacated by MSHA.
(6)	Amounts include 13 contests of proposed penalties under Subpart C, four contests of citations or orders under Subpart B and one labor-related complaint under Subpart E of the Federal Mine Safety and Health Review Commission’s procedural rules. The pending legal actions are not exclusive to citations, notices, orders and penalties assessed by MSHA during the reporting period.